FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS SECOND QUARTER RESULTS REFLECTING THE ACQUISITION OF THE BANK OF VENICE

NAPLES, Fla. July 24 – TIB Financial Corp. (NASDAQ: TIBB), parent of TIB Bank and The Bank of Venice, leading community banks serving the greater Naples, Bonita Springs-Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today reported net income from continuing operations for the quarter ended June 30, 2007 of $1.71 million, a decrease from the $1.87 million reported for the first quarter of 2007 and $2.33 million for the second quarter of 2006. On a per diluted share basis, earnings from continuing operations were $0.14 for the second quarter of 2007, down from $0.16 during the first quarter of 2007 and $0.20 per share for the comparable period a year ago.

TIB Financial’s results of operations during the second quarter of 2007 include the operations of The Bank of Venice subsequent to its acquisition on April 30, 2007. In connection with the acquisition, TIB Financial issued total consideration of approximately $14.7 million consisting of 944,400 shares of common stock, 82,750 stock options and approximately $568,000 of cash in exchange for all of the outstanding common shares and stock options of The Bank of Venice. Dilution to earnings per share for the second quarter of 2007 resulting from the acquisition was approximately $0.01 per share.

TIB Financial also reported total assets of $1.36 billion as of June 30, 2007, representing 3% asset growth from December 31, 2006 and 10% asset growth from $1.23 billion as of June 30, 2006. Total loans increased 8% to $1.09 billion compared to $1.00 billion a year ago, and increased 2% compared to $1.06 billion at December 31, 2006. Total deposits of $1.04 billion as of June 30, 2007 increased $14.6 million and $24.8 million from December 31, 2006 and June 30, 2006, respectively. As of June 30, 2007, the effect of the acquisition of The Bank of Venice increased total assets by $75.7 million, total loans by $54.0 million and total deposits by $54.9 million.

“We are pleased with the closing of our merger with The Bank of Venice. Our combined focus remains clear and consistent: to continue to invest our resources in building lasting relationships with small and middle-market business customers and expand into attractive markets which drives our long-term franchise value,” said Edward V. Lett, Chief Executive Officer and President.

“We continue to closely monitor economic activity in our regional and local markets which have slowed considerably due to the softness of the residential real estate market. Our operating environment remains challenging and our loan growth is muted due to loan payoffs and a lower level of loan origination and funding during the first half of the year. During this period of slower economic activity we are maintaining our disciplined underwriting standards and prudent risk assessment practices.

“We have focused on managing our cost of funds and generating a more profitable mix of deposits through business development and disciplined deposit pricing. We are focused on controlling expenses and improving productivity while positioning the Company to take advantage of attractive growth opportunities in our markets” said Lett.

Detailed Financial Discussion
The decrease in net income from continuing operations for the second quarter of 2007 compared to the second quarter of 2006 was primarily due to a lower net interest margin and increased operating expenses.

The net interest margin continues to be impacted by the challenging interest rate environment and highly competitive deposit pricing. The tax equivalent net interest margin of 3.73% for the three months ended June 30, 2007 contracted slightly in comparison with the 3.74% net interest margin reported during the first quarter of 2007. Excluding the effect of the acquisition of The Bank of Venice, the net interest margin would have been 3.74%.

Net charge offs during the second quarter of 2007 of $394,000 included a recovery of approximately $175,000 resulting from the sale of charged-off indirect loan balances to a third-party collector. Charge-offs primarily related to indirect auto loans.

Non-interest income, which includes service charges, real estate fees and other operating income, totaled $1.61 million for the second quarter of 2007, similar to the second quarter of 2006.  The increase is primarily attributable to higher deposit account service charges, fees on mortgage loans sold and the acquisition of The Bank of Venice. Second quarter non-interest income declined compared to the first quarter due primarily to non-recurring gains recognized in the first quarter from the disposition of land and lower fees on mortgage loans sold.

The company continues its investment in growth and expansion, which, combined with increased operating costs, resulted in a 16% increase in non-interest expense for the second quarter of 2007 to $10.19 million compared to $8.75 million for the second quarter of 2006. This increase includes two months of expense from The Bank of Venice totaling approximately $401,000. Compared to the previous quarter and exclusive of the effects of the merger, non-interest expense declined approximately 2% during the second quarter of 2007.

As of June 30, 2007, non-performing loans were $4.40 million, or 0.4% of loans. The allowance for loan losses increased to $9.95 million, or 0.92% of total loans, reflecting the acquisition of The Bank of Venice and the excess of our provision for loan losses over net charge-offs for the period. Net charge-offs during the quarter represented 0.15% of average loans, comparable to 0.16% for the second quarter of last year.

During the second quarter of 2007, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $0.06 per share on its common stock.  The cash dividend was paid on July 10, 2007 to all TIB Financial Corp. common shareholders of record as of June 30, 2007.  This dividend, when annualized, represents $0.24 per share.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.4 billion in total assets and 19 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and The Bank of Venice, serves the personal and commercial banking needs of local residents and businesses in its market areas. The banks’ experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and The Bank of Venice, visit www.tibbank.com and www.bankofvenice.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Interest and dividend income	$23,950	$23,379	$23,240	$22,293	$20,822
Interest expense	12,068	11,877	11,468	10,433	8,873
NET INTEREST INCOME	11,882	11,502	11,772	11,860	11,949

Provision for loan losses	632	472	1,285	670	982

NON-INTEREST INCOME:
Service charges on deposit accounts	657	643	675	650	576
Fees on mortgage loans sold	406	533	318	499	357
Other income	547	703	660	479	611
Total non-interest income	1,610	1,879	1,653	1,628	1,544

NON-INTEREST EXPENSE:
Salaries & employee benefits	5,698	5,504	5,366	4,982	4,909
Net occupancy expense	1,977	1,909	1,590	1,545	1,503
Other expense	2,513	2,563	2,552	2,471	2,342
Total non-interest expense	10,188	9,976	9,508	8,998	8,754

Income before income tax expense	2,672	2,933	2,632	3,820	3,757
Income tax expense	960	1,062	768	1,383	1,428
Income from continuing operations	1,712	1,871	1,864	2,437	2,329
Income from discontinued operations, net of tax	-	-	72	15	167
NET INCOME	$1,712	$1,871	$1,936	$2,452	$2,496

BASIC EARNINGS PER SHARE:
Continuing operations	$0.14	$0.16	$0.16	$0.21	$0.20
Discontinued operations	-	-	0.01	-	0.02
Basic earnings per share	$0.14	$0.16	$0.17	$0.21	$0.22

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.14	$0.16	$0.16	$0.21	$0.20
Discontinued operations	-	-	-	-	0.01
Diluted earnings per share	$0.14	$0.16	$0.16	$0.21	$0.21

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Real estate mortgage loans:
Commercial	$580,506	$561,267	$546,276	$535,077	$508,392
Residential	109,034	80,188	82,243	81,262	82,591
Farmland	8,991	9,197	24,210	24,201	25,680
Construction and vacant land	153,917	155,421	157,672	148,115	150,604
Commercial and agricultural loans	73,426	71,382	84,905	85,666	82,127
Indirect auto dealer loans	131,078	136,892	141,552	136,409	126,469
Home equity loans	17,297	17,694	17,199	17,264	17,771
Other consumer loans	11,356	9,375	9,795	9,738	9,147
Total loans	$1,085,605	$1,041,416	$1,063,852	$1,037,732	$1,002,781

Gross loans	$1,087,264	$1,042,991	$1,065,468	$1,039,390	$1,004,307

Net loan charge-offs	$394	$1,009	$494	$306	$399
Allowance for loan losses	$9,949	$9,044	$9,581	$8,790	$8,426
Allowance for loan losses/total loans	0.92%	0.87%	0.90%	0.85%	0.84%
Non-performing loans[1]	$4,401	$3,046	$4,223	$1,701	$953
Allowance for loan losses/non-performing loans	226%	297%	227%	517%	884%
Non performing loans/gross loans	0.40%	0.29%	0.40%	0.16%	0.09%
Annualized net charge-offs/average loans	0.15%	0.39%	0.19%	0.12%	0.16%

Total interest-earning assets	$1,265,143	$1,268,523	$1,233,539	$1,172,110	$1,151,563
Other real estate owned	$-	$-	$-	$-	$-
Other repossessed assets	$2,370	$2,341	$1,958	$1,502	$1,222
Goodwill and intangibles, net of accumulated amortization	$6,983	$847	$919	$990	$1,062

Interest-bearing deposits:
NOW accounts	$151,359	$145,216	$132,395	$119,899	$140,131
Money market	198,760	188,220	164,607	162,713	172,328
Savings deposits	60,323	56,392	45,076	47,309	52,637
Time deposits	460,461	483,889	527,999	486,243	477,921
Non-interest bearing deposits	173,196	183,846	159,380	155,902	176,271
Total deposits	$1,044,099	$1,057,563	$1,029,457	$972,066	$1,019,288

Tax equivalent net interest margin	3.73%	3.74%	3.90%	4.11%	4.30%
Return on average assets	0.50%	0.57%	0.58%	0.79%	0.78%
Return on average equity	7.03%	8.75%	8.72%	11.77%	11.69%
Non-interest expense/tax equivalent net interest income and non-interest income	75.06%	74.08%	70.41%	66.27%	64.44%

Average diluted shares	12,598,658	11,944,440	11,932,887	11,889,512	11,860,068
End of quarter shares outstanding	12,821,216	11,836,027	11,720,527	11,712,812	11,682,840
Total equity	$102,270	$88,125	$85,862	$83,961	$80,526
Book value per common share	$7.98	$7.45	$7.33	$7.17	$6.89
Total assets	$1,358,773	$1,351,414	$1,319,093	$1,257,480	$1,232,022

________
1 Non-performing loans as of June 30, 2007, March 31, 2007 and December 31, 2006 include a loan of approximately $1.64 million which is fully guaranteed as to principal and interest by a U.S. government agency. We discontinued accruing interest on this loan during the fourth quarter of 2006 pursuant to a ruling made by the agency.

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended June 30, 2007			Quarter Ended June 30, 2006
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,083,868	$21,398	7.92%	$970,639	$19,013	7.86%
Investments	140,683	1,796	5.12%	129,658	1,629	5.04%
Interest bearing deposits	340	4	4.72%	543	7	5.17%
Federal Home Loan Bank stock	8,288	124	6.00%	3,907	54	5.54%
Fed funds sold	53,247	709	5.34%	17,334	210	4.86%
Total interest earning assets	1,286,426	24,031	7.49%	1,122,081	20,913	7.48%
Non-interest earning assets	87,093			79,528
Total assets	$1,373,519			$1,201,609

Interest bearing liabilities:
NOW	$159,343	1,325	3.34%	$145,203	952	2.63%
Money market	195,945	2,068	4.23%	173,289	1,498	3.47%
Savings	58,753	274	1.87%	51,247	91	0.71%
Time	475,985	5,947	5.01%	470,429	5,223	4.45%
Total interest-bearing deposits	890,026	9,614	4.33%	840,168	7,764	3.71%
Short-term borrowings and FHLB advances	158,610	1,776	4.49%	59,851	662	4.44%
Long-term borrowings	33,000	678	8.24%	18,756	447	9.56%
Total interest bearing liabilities	1,081,636	12,068	4.48%	918,775	8,873	3.87%

Non-interest bearing deposits	174,253			187,523
Other liabilities	19,981			15,369
Shareholders’ equity	97,649			79,942
Total liabilities and shareholders’ equity	$1,373,519			$1,201,609

Net interest income and spread		$11,963	3.01%		$12,040	3.61%

Net interest margin			3.73%			4.30%

__________ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,072,260	$42,357	7.97%	$942,339	$36,342	7.78%
Investments	137,691	3,486	5.11%	119,540	2,928	4.94%
Interest bearing deposits	465	12	5.20%	470	11	4.72%
Federal Home Loan Bank stock	8,001	236	5.95%	3,277	90	5.54%
Fed funds sold	53,766	1,405	5.27%	22,204	506	4.60%
Total interest earning assets	1,272,183	47,496	7.53%	1,087,830	39,877	7.39%
Non-interest earning assets	85,397			78,154
Total assets	$1,357,580			$1,165,984

Interest bearing liabilities:
NOW	$154,630	2,580	3.36%	$139,833	1,687	2.43%
Money market	186,414	3,882	4.20%	170,410	2,760	3.27%
Savings	53,834	413	1.55%	50,270	166	0.67%
Time	494,557	12,268	5.00%	456,887	9,775	4.31%
Total interest-bearing deposits	889,435	19,143	4.34%	817,400	14,388	3.55%
Short-term borrowings and FHLB advances	153,518	3,444	4.52%	49,195	1,028	4.21%
Long-term borrowings	33,022	1,358	8.29%	17,883	854	9.63%
Total interest bearing liabilities	1,075,975	23,945	4.49%	884,478	16,270	3.71%

Non-interest bearing deposits	169,745			185,213
Other liabilities	19,651			16,965
Shareholders’ equity	92,209			79,328
Total liabilities and shareholders’ equity	$1,357,580			$1,165,984

Net interest income and spread		$23,551	3.04%		$23,607	3.68%

Net interest margin			3.73%			4.38%

__________ * Presented on a fully tax equivalent basis